Exhibit 10.16
Execution Copy
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made by and amongst Volcano Corporation (the “Company”), having its principal offices at 2870 Kilgore Road, Rancho Cordova, CA 95670 USA, and Scott Huennekens (the “Executive”) effective as of February l, 2006.
          WHEREAS, the Company desires to continue to employ the Executive in the position of President and Chief Executive Officer for the Company;
          WHEREAS, the Executive desires to be employed by the Company as its President and Chief Executive Officer; and
          WHEREAS, the Company and the Executive desire to enter into an agreement describing the terms and conditions of such employment.
          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.
          (b) “Board” shall mean the Board of Directors of the Company. The Board may delegate its authority to a committee of the Board (the “Committee”), including without limitation a remuneration committee, which shall consist of outside directors as defined under Section 162(m) the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule l6b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Unless otherwise specified in the Agreement, the term “Board” shall include any Committee (or sub-committee) to which the Board’s authority has been delegated to.
          (c) “Cause” any of the following (i) conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Executive’s knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its affiliates; (iii) the Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the Executive; (v) conduct by the Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate or (vi) the Executive’s material breach of the Patent, Copyright and Nondisclosure Agreement. An event described in (ii) – (vi) above shall not be treated as “Cause” until after the Executive has been given written notice of such event, failure or conduct and the Executive fails to cure such event, failure, conduct or breach, if curable, within thirty (30) days from such written notice. In any event, the Executive shall not be deemed to have been terminated for Cause unless the Company shall have given a reasonable opportunity to Executive to appear before the Board to request reconsideration. Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to subjections (ii) or (iii) above.
          (d) “Change in Control” shall mean a determination (which may be made effective as of a particular date specified by the Board) by the Board, made by a majority vote that a change in control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the Persons who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual Or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board or whether or not the Board votes, a Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:
               (i) Any Person (other than the Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty five percent (35%) of the combined voting power of the Company’s then outstanding securities;
               (ii) The stockholders of the Company approve:
                    (1) A plan of complete liquidation of the Company;
                    (2) An agreement for the sale, license or disposition of all or substantially all of the Company’s assets; or
                    (3) A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.
               (iii) The majority of members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.
               (iv) Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred if, (1) with respect to the Executive, the Executive is part of a purchasing group which consummates the Change in Control transaction or (2) solely because of the fact that shares of the Company are required to be registered under Section 12 of the

Exchange Act or the shares become readily tradable on an established securities market. The Executive shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (a) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; of (b) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors of the Board).
          (e) “Code’’ shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.
          (f) “Company” shall mean Volcano Corporation and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under subsection (d) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).
          (g) “Date of Termination” shall mean with respect to any purported termination of the Executive’s employment, (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause by the Company, the date specified in the Company’s notice of termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which it is finally determined that the Executive is Disabled, and (iv) if the Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment, the date specified in the Executive’s notice of termination.
          (h) “Disability” shall mean the Executive’s inability for medical reasons to perform the essential duties of the Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other.
          (i) “Good Reason” shall mean (i) a material change In the character or scope of the Executive’s position, duties, Annual Base Salary, responsibilities, reporting or authority; (ii) a material change initiated by the Company in the living or commuting relationship currently utilized by Executive and/or his family or the Company’s relocation of its principal place of business to a location that is greater than fifty (50) miles from the Company’s principal business location as of the effective date of the Agreement and the Company requiring the Executive to perform a substantial performance of his services at such location; (iii) failure of the Company to renew the Agreement; (iv) the Company’s material breach of the Agreement; or (v) written notice of resignation from the Executive during the sixty (60) day period following the date which is six months after a Change in Control.

           (j) “Patent, copyright and Nondisclosure Agreement” shall mean the Patent, Copyright and Nondisclosure Agreement between the Executive and the Company dated March 15, 2002.
          (k) “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied arid used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its respective subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant an offering such securities.
          (l) “Release” shall mean a general mutual release of the Company and the Executive containing a mutual non-disparagement clause and mutually agreed to by the parties hereto.
     2. Term of this Agreement. The term of this Agreement shall commence upon the date of this Agreement set forth above and shall continue until the second anniversary of the date of this Agreement; provided however, that the term of this Agreement shall automatically be extended for an additional term of one year on each anniversary (the “Term”) unless either party to this Agreement delivers a written notice of non-extension to the other party by at least ninety (90) days prior to the expiration of the Term.
     3. Duties; Scope of Employment; Compensation and Benefits.
          (a) Position and Duties. The Company shall employ the Executive to the position of Chief Executive Officer of the Company. During the Term, the Executive will devote substantially all of the Executive’s business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, provided, however, that the Executive may engage in the following as long as such activities do not materially interfere with the Executive’s duties and responsibilities with the Company: (i) serve on the board of one (1) unaffiliated corporation or the boards of trade associations or charitable organizations; (ii) engage in charitable activities and community affairs; or (iii) manage the Executive’s personal investments and affairs; provided, however, that service on the Board on an unaffiliated corporation shall be subject to the reasonable prior approval of the Board, which shall not be unreasonably withheld or delayed.
          (b) Annual Base Salary. The Executive’s Annual Base Salary shall equal Three Hundred Fifty Thousand Dollars ($350,000.00). This amount shall be reviewed annually in January of each year by the Board and, in the sole discretion of the Board, may be adjusted upward with such adjustments effective January 1 of the respective year. Notwithstanding the preceding sentence, the Executive’s annual salary may be reduced if such reduction is pro rata among substantially all of the Company’s senior level executives as a group.
          (c) Bonus. The Executive’s maximum target bonus opportunity shall not exceed fifty (50%) of the Executive’s Annual Base Salary. The Executive’s actual target bonus opportunity shall be based up on the Executive’s performance and achievement of target objectives and such other terms agreed to in good faith by the Company and the Executive. The Executive shall also be eligible to receive an additional bonus in the form of an annual stock option grant to purchase additional shares of Company stock pursuant to the terms of the Volcano Corporation 2005 Equity Compensation Plan (the “Equity Plan”) based upon the Executive’s performance and achievement of target objectives agreed to by the Company and the Executive.
          (d) Pension and Welfare Plans. During the Term, the Executive and the Executive’s dependents, if applicable, shall be entitled to participate in all incentive, savings and retirement plans, health and welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company generally.
          (e) Equity Plans. The Executive shall be entitled to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company. Notwithstanding the foregoing, the Executive shall not be entitled to awards under such plans at any time or in any particular amount. Any equity interests or rights to purchase equity interests in the Company held by the Executive and issued pursuant to the Equity Plan shall be administered and subject to the terms of the Equity Plan and any amendments thereto, including, without limitation, the Equity Plan’s provisions relevant to a Change in Control.
          (f) Designation as Qualified Performance-Based Compensation. The Company may determine that any bonus or equity awards issued under Sections 3(c) or 3(e) of this Agreement (“Awards”) shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. Any Awards shall be administered by the Committee in accordance with this Section 3(f).
          (g) Fringe Benefits and Prerequisites. The Executive shall be entitled to fringe benefits and prerequisites available to executives in accordance with the plans, practices, programs and policies of the Company from time to time.
          (h) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the applicable policy of the Company and its affiliated companies.
          (i) Paid Time Off. The Executive shall be entitled to twenty (20) days per year of paid time off in accordance with the general policy of the Company.
     4. Termination. The Executive’s employment shall terminate upon the occurrence of any of the following events:

          (a) Termination Without Cause; Resignation for Good Reason.
               (i) The Company may remove the Executive at any time without Cause from the position in which the Executive is employed hereunder upon not less than thirty (30) days’ prior written notice of termination to the Executive; provided, however, that, in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate termination of employment by resigning under this Section 4(a) for Good Reason. The Executive shall give the Company not less than thirty (30) days’ prior written notice of termination of such resignation.
               (ii) Upon any removal or resignation described in Section 4(a)(i) above, the Executive shall be entitled to receive, upon execution of the Release, the following:
                    (1) The Executive shall receive (A)(i) if the Executive is a “specified employee” under Section 409A of the Code, a monthly cash payment beginning on the date which is six (6) months after the date of the Executive’s separation from service for a period of eighteen (18) months equal to the monthly portion of two (2) times the Executive’s Annual Base Salary in effect immediately before the Executive’s termination of employment or (ii) if the Executive is not a “specified employee” as defined under Section 409A of the Code, a monthly cash payments beginning after the Executive’s separation from service for a period of twenty-four months equal to the monthly portion of two (2) times the Executive’s Annual Base Salary in effect immediately before the Executive’s termination of employment provided, however, in the event the Executive’s termination hereunder takes place in connection with or after a Change in Control, the severance payment set forth in this subsection (A) shall be paid in a lump sum equal to two (2) times the Executive’s Annual Base Salary in effect immediately before the Executive’s termination of employment and (B) a pro rated bonus for the year in which the Executive’s termination of employment occurs. The pro rated bonus shall be based on the Executive’s highest target percentage annual bonus for the year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is three hundred sixty five (365). Payment pf the pro rated bonus shall be made to the Executive at the time the Company would have paid a bonus, if any, to the Executive for services performed for the year in which the Executive’s termination of employment occurs.
                    (2) The Executive shall continue to receive the medical coverage and other health and welfare benefits in effect at the Date of Termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, for twenty four (24) months from the Date of Termination. As an alternative to the foregoing, me Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be, continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Code, as amended, shall run concurrently with the foregoing benefit period.

          (b) Termination for Cause; Voluntary Resignation Without Good Reason. In the event that the Executive voluntarily terminates his employment for any reason other than Good Reason or in the event that Company terminates the Executive for Cause no further payments shall be due under this Agreement, except that the Executive shall be (entitled to any amounts earned, accrued or owing but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs.
          (c) Disability. In the event that the Executive’s employment is terminated due to Disability the Executive shall be entitled to receive all of the benefits described in Section 4(a) above upon execution of a Release except that the monthly payments described in subgraph (a)(ii)(l) shall be paid for a twelve (l2) month period.
          (d) Death. If the Executive dies While employed by the Company, the Company shall upon receiving a Release from the Executive’s executor, legal representative, administrator or designated beneficiary (the “Heir(s)”) pay to the Heir(s), the following:
               (i) The Heirs shall receive (1) any amounts earned, accrued or owing but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs; (2) a lump sum cash payment equal to twelve (12) months of the Executive’s monthly Annual Base Salary at the rate in effect immediately before the Executive’s termination of employment; or (3) a lump sum pro rated bonus for the year in which the Executive’s termination of employment occurs. The pro rated bonus shall be based on the Executive’s highest target percentage annual bonus for the year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is three hundred sixty five (365). Payment shall be made within thirty (30) days after the Date of Termination.
               (ii) The Executive’s dependents shall continue to receive medical coverage and other health and welfare benefits for such dependents at the Date of Termination (or generally comparable coverage), as the same may be changed from time to time for employees generally, for twelve (12) months. As an alternative to the foregoing, the Company may elect to pay the Executive’s dependents cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Code, as amended, shall run concurrently with the foregoing benefit period.
          (e) Compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent that (i) any amount paid pursuant to this Section 4 of the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Code and (ii) the Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive’s separation from service.

     5. Non-Disclosure; Proprietary Information and Inventions, etc . The Executive agrees to continue to be bound and abide by the Information and Inventions Agreement. Executive also acknowledges that nothing in this Agreement relieves the Executive of his obligations under the Patent, Copyright and Nondisclosure Agreement.
     6. Special Reimbursement — Excise tax related to Section 4999 of the Code.
          (a) Payment of Gross-Up. In the event that the Executive becomes entitled to payments or benefits from the Company (the “Total Payments”) which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall cause a payment to be made to the Executive of an additional amount (the “Additional Payment”) equal to the sum of (i) the Excise Tax and (ii) such additional sums, such that, after imposition of the Excise Tax and all taxes, including, without limitation, any income, employment and other withholding taxes and Excise Tag (and any interest and penalties imposed with respect thereto) imposed on the amount described in clauses (i) and (ii), the Executive shall receive such payments and benefits from the Company free and clear of any taxes, other than income, employment and other withholding taxes that would have been imposed on such payments and benefits, determined without regard to the imposition of the Excise Tax.
          (b) Administration. All determinations under this Section 6 shall be made by the Company’s independent accounting firm, in their reasonable discretion in consultation with the Executive’s accountants. The Executive and the Company shall each reasonably cooperate with the other in connection with causing or allowing any shareholder vote on the Total Payments to occur and any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for amounts described in clauses (i) and (ii) in Section 6(a). The Company shall solely be responsible for any legal, accounting and other costs and expenses incurred in connection with such shareholder vote and administrative and judicial proceedings.
     7. Miscellaneous.
          (a) Legal Costs. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred if the Executive prevails on any issue which is the subject of such of a lawsuit or arbitration brought by the Executive or the Company as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the provisions of this Agreement. Otherwise, the Executive and the Company shall be responsible for its own legal fees and expenses in connection with such action. The Company will reimburse the Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement.
          (b) Arbitration. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Southern California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be filial, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.
          (c) No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in Section 4 of this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to the Company or any of their respective subsidiaries.
          (d) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason, except that, for, purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
          (e) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
          (f) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Chairman of the Board of Directors
Volcano Corporation
2870 Kilgore Road
Rancho Cordova, CA 95670

To the Executive:

Mr. Scott Huennekens
13557 Penfield Point
San Diego, CA 92130

With a copy to:

Reed Smith LLP
1901 Avenue of the Stars
Suite 700
Los Angeles, CA 90067-6078

Attn: Michael Sanders, Esq.
          (g) Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          (h) Entire Agreement. Except as otherwise provided, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.
          (i) Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of California without regard to the principles of conflict of laws thereof.
          (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          (k) Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

          (l) Survivorship. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.
          (m) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.
          (n) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, Which shall remain in full force and effect.
          (o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VOLCANO CORPORATION

By:	/s/ John Dahldorf

Name: John Dahldorf
Title: Chief Financial Officer

EXECUTIVE

/s/ Scott Huennekens

Scott Huennekens